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                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                  Dallas, Texas
    Administrative Office: 9920 Corporate Campus Dr., Suite 1000, Louisville,
                                 Kentucky 40223
                            Telephone: 1-866-667-0561

                        (hereinafter called the Company)

                    INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

The Owner of this Contract/Certificate (hereinafter referred to as "Contract") having so requested, it is hereby agreed that as of the Contract Issue Date, the Contract shall be modified in the following particulars to qualify as an Individual Retirement Annuity under Section 408(b) of the Internal Revenue Code of 1986, as amended (hereinafter called the "Code"). In the case of a conflict with any provision in the Contract, the terms of this Endorsement will control.

     1. OWNERSHIP: The Owner and the Annuitant shall be the same individual and there shall be no Joint Owner. The Owner shall hereinafter be referred to as the Annuitant.

     2. EXCLUSIVE BENEFIT: This Contract is established for the exclusive benefit of the Annuitant and the Beneficiaries of the Annuitant.

     3.   DISTRIBUTIONS DURING ANNUITANT'S LIFE:

          (a) Notwithstanding any provision of this IRA to the contrary, the distribution of the Annuitant's interest in the IRA will be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under section 4(c)) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) below and section 4.

          (b) The entire interest of the Annuitant for whose benefit the Contract is maintained will commence to be distributed no later than the first day of April following the calendar year in which such Annuitant attains age 70 1/2 (the "required beginning date") over (a) the life of such Annuitant or lives of such Annuitant and his or her designated beneficiary or (b) a period certain not extending beyond the life expectancy of such Annuitant or the joint and last survivor expectancy of such Annuitant and his or her designated beneficiary. Distributions must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As - 1 and - 4 of Section 1.401(a)(9) - 6T of the Temporary Income Tax Regulations. In addition, any distributions must satisfy the incidental benefit requirements specified in Q&A - 2 of Section 1.401(a)(9) - 6T.

          (c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9) - 6T of the Temporary Income Tax Regulations.

          (d) The first required distribution can be made as late as April 1 of the year following the year the Annuitant attains age 70 1/2 and must be the amount that is required for one payment interval. The second required distribution need not be made until the end of the next payment interval.

     4.   DISTRIBUTION UPON DEATH OF ANNUITANT:

          (a) Death On or After Required Distributions Commence. If the Annuitant dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the Contract option chosen prior to death.

          (b) Death Before Required Distributions Commence. If the Annuitant dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

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               (1)  If the designated beneficiary is someone other than the
                    Annuitant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Annuitant's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Annuitant's death, or, if elected, in accordance with paragraph (b)(3) below.

               (2) If the Annuitant's sole designated beneficiary is the Annuitant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Annuitant's death (or by the end of the calendar year in which the Annuitant would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (b)(3) or 4(e) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

               (3) If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Annuitant's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(2) above).

               (4) Life expectancy is determined using the Single Life Table in Q&A - 1 of Section 1.401(a)(9) - 9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph
                    (b)(1) or (2) and reduced by 1 for each subsequent year.

          (c) The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As - 7 and - 8 of Section 1.408 - 8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

          (d) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the Annuitant's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity Contract meeting the requirements of Section 1.401(a)(9) - 6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity start date.

          (e) If the sole designated beneficiary is the Annuitant's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary. In this instance, the spouse shall become the Owner and Annuitant under the Contract and for purposes of the Endorsement.

     5. NON-TRANSFERABLE: The Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Section 408(d)(6) of the Code) to any person other than to the Company by the Annuitant.

     6. NON-FORFEITABLE: The entire interest of the Annuitant under this Contract shall be non-forfeitable.

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     7.   PURCHASE PAYMENTS: Purchase payments shall be flexible and not fixed.

          (a) Except in the case of a rollover contribution (as permitted by Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
               408(d)(3) and 457(e)(16) of the Code) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:

                    $3,000 for any taxable year beginning in 2002 through 2004; $4,000 for any taxable year beginning in 2005 through 2007; and
                    $5,000 for any taxable year beginning in 2008 and years thereafter.

          After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be made in multiples of $500.

          (b) In the case of an Annuitant who is age 50 or older, the annual contribution limit is increased by:

                    $500 for any taxable year beginning in 2002 through 2005; and $1,000 for any taxable year beginning in 2006 and years thereafter.

          (c) No contributions will be accepted under a SIMPLE IRA Plan established by any employer pursuant to Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA Plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA Plan, prior to the expiration of the 2-year period beginning on the date the Annuitant first participated in that employer's SIMPLE IRA plan.

          (d) If premium payments are interrupted, this Contract will be reinstated at any date prior to maturity upon payment of a premium to the Company, and the minimum premium amount for reinstatement shall be $50; however, the Company may at its option either accept additional future payments or terminate the Contract by payment in cash of the then present value of a paid up benefit if no premiums have been received for two full consecutive Contract years and the paid up annuity benefits at maturity would be less than $20 per month.

     8. WHEN THIS ENDORSEMENT IS ATTACHED TO A PARTICIPATING CONTRACT: Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

     9. ANNUAL REPORTS: The Company will provide the Annuitant with annual calendar year reports concerning the status of the Contract and information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue by the date mandated by the Code and the Commissioner of Internal Revenue.

     10. AMENDMENTS TO MAINTAIN COMPLIANCE WITH INTERNAL REVENUE CODE: The Company reserves the right to amend this Endorsement to comply with the Code. In the event that the citations pertaining to any of the Temporary Income Tax Regulations referred to in this Endorsement are changed due to actions taken by the Internal Revenue Service or the U.S. Treasury Department, this Endorsement will operate as though it were amended and updated to reflect such changes, but only with respect to the citations changed.

                                         Signed for the Company by:


                                             /s/ Craig Hawley

                                                 Secretary

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